Exhibit (a)(5)(A)

Contact: Mike MacMillan/Chris Sullivan
MacMillan Communications
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mike@macmillancom.com

VAN ECK GLOBAL FILES EXCHANGE OFFER DOCUMENTS FOR OIL SERVICES HOLDRS TRUST (OIH)
AND FIVE OTHER MERRILL LYNCH HOLDRS®

Investors in Six HOLDRS Will Be Asked to Exchange into Market Vectors® ETFs

NEW YORK, (September 30, 2011) – Van Eck Global has filed with the Securities and Exchange Commission (“SEC”) documents necessary to commence exchange offers for six Merrill Lynch-sponsored HOLDRS: Oil Services (OIH), Semiconductor (SMH), Pharmaceutical (PPH), Biotech (BBH), Retail (RTH), and Regional Bank (RKH). When the exchange offers are commenced, Van Eck will be offering investors of these six HOLDRS the opportunity to exchange their receipts in these HOLDRS Trusts for shares of new Market Vectors exchange-traded funds (ETFs). Van Eck’s exchange offers are expected to allow participating HOLDRS investors the opportunity for uninterrupted exposure to target industries. The new ETFs are expected to trade under the corresponding HOLDRS’ ticker symbols.

          Van Eck expects the exchange offers to be launched in the fourth quarter of 2011 and to be consummated later that same quarter. The exchange offers will require proactive action on the part of individual HOLDRS investors. By participating in the exchange offers, HOLDRS investors will authorize the conversion of the stocks in the HOLDRS Trusts into a diversified basket of stocks that align with the indices underlying the new Market Vectors ETFs. The transaction is structured to be an equal value exchange, i.e., the value of the shares of the new ETF received by investors participating in the exchange will be expected to have the equivalent value to the tendered HOLDRS (based on the underlying securities as of the close of trading on the date the exchange offers expire). The risks of the transaction to rebalance the portfolio are described in detail in the exchange offer documents. Investors participating in the exchange offers will not bear any costs relating to the exchange transaction, although they may be subject to fees charged by their financial intermediaries.

          Van Eck believes that ETFs offer a more dynamic, diversified investment vehicle than HOLDRS since ETFs are better able to reflect changes in the composition of industry sectors that inevitably occur over time. HOLDRS use a depositary trust structure which means that their initial portfolio of securities generally remains static over time. For example, the Oil Services HOLDRS Trust, created in 2001, does not include some of today’s important companies within the industry such as FMC Technologies (FTI) and SeaDrill Limited (SDRL). In comparison, ETFs generally are able to rebalance their portfolios periodically and thereby track an underlying index.

          Investors in the six HOLDRS can expect to receive an information package shortly following commencement of the exchange offers containing instructions on how to participate in the exchange. Investors may also wish to contact their financial advisors after the exchange offers commence.

          Investors interested in obtaining details about the exchange offers can visit vaneck.com/holdrs. This site has been updated to include an outline of the choices available to current HOLDRS investors, details on the mechanics of the exchange offers, tax information and more. Subscriptions for Email Updates can be found on the site, providing investors and financial advisors the opportunity to receive periodic notifications regarding important information related to the exchange offers.

U.S. Federal Income Taxes

          Generally speaking, Van Eck is structuring the exchange offers so that a portion of the exchange of HOLDRS for shares of the ETF is expected to benefit from tax-free exchange treatment for U.S. federal income tax purposes. However, because certain securities underlying the HOLDRS will be sold (and securities will be purchased) in order to conduct portfolio rebalancing and to conform each new Market Vectors ETF as closely as possible to the securities in the underlying index, investors that participate in the exchange offers generally will recognize taxable gains or losses in respect of the securities that are sold. The amount of securities underlying the HOLDRS that will be sold will vary by HOLDRS Trust. Any unrealized gain (or loss) in respect of the underlying securities of HOLDRS that are not sold and are transferred to the ETF will generally not be currently taxable and, instead, will generally remain deferred until the ETF shares are sold by investors or the ETF sells such underlying securities (in which case, such recognized gain (or loss) will impact the ETF’s overall calculation of its income).

          Van Eck notes that while not entirely tax-free, participation in the exchange offers may have certain tax advantages when compared to other alternatives such as a sale of HOLDRS in the open market. Investors are encouraged to consult with their own tax advisors regarding the tax consequences under all applicable tax laws of participating in an exchange offer, including any particular tax consequences pertaining to their situation.

Options

          Van Eck believes the exchange offers may have implications for some HOLDRS options investors (in OIH, SMH, PPH, BBH, RTH and RKH), particularly those with options expiring subsequent to the expiration of the exchange offers. At this time, Van Eck understands the Options Clearing Corporation (“OCC”) has made no determination regarding the exchange offer and has offered no indication of what action, if any, may be taken with regard to the offers. Van Eck intends to post any OCC determination to its website at such time as it may become publicly available. It should be noted that existing options are not issued by the HOLDRS Trusts.

HOLDRS

          Trading in the six HOLDRS is expected to be halted approximately 30 minutes prior to the expiration of Van Eck’s exchange offers. The six HOLDRS Trusts will be terminated and delisted shortly thereafter. The trustee is expected to liquidate the HOLDRS approximately four months after the termination of the HOLDRS Trusts.

          After the expiration of the exchange offers, the six HOLDRS will no longer trade on the NYSE Arca or any other national securities exchange and will no longer use HOLDRS ticker symbols. Therefore, there may not be any means for an investor to sell receipts in those six HOLDRS after the exchange offers expire.

          As of the close of trading on September 29, 2011, the six HOLDRS subject to Van Eck’s exchange offers had approximately $3.3 billion in aggregate assets and a combined 30-day average daily trading volume of approximately 19.54 million shares.

New Market Vectors ETFs

          Trading in the new ETFs is expected to begin on the trading day immediately following the expiration of the exchange offers. The new products will join the Market Vectors family, which currently totals $22.9 billion in assets under management, making it the sixth-largest ETF family in the U.S. and the ninth-largest worldwide as of June 30, 2011.

          Each new ETF will have a net expense ratio of 35 basis points (0.35%), subject to certain exceptions. Expenses for the new ETFs will be capped contractually at 0.35% through at least April 30, 2013, but could be extended at Van Eck’s discretion. In contrast, HOLDRS have a custody fee of $0.02 per HOLDRS share per quarter ($8 per year per 100 HOLDRS shares), which is subtracted from any cash dividends or distributions paid by the underlying securities. Van Eck notes that while its ETF fees will be higher than those charged for HOLDRS, in part due to the portfolio management required by an ETF as opposed to the static structure of the HOLDRS, it views the fees as competitive with existing comparable mutual fund and ETF sector products.

          The underlying indices for the new Market Vectors ETFs seek to represent the most liquid stocks within that particular industry. The top 25 constituents based on full market capitalization and three-month average daily trading volume are included in each index. The indices include companies that derive most of their revenues from the relevant industry; individual company weightings are capped at 20%. The indices will be reviewed semi-annually, with weighting caps applied quarterly. Index information, including constituents, can be found on vaneck.com/holdrs.

Exchange Offers at a Glance

          The table below presents the six HOLDRS as well as ticker symbols, names and underlying indices of the soon-to-be-launched Market Vectors ETFs. (The table includes links to information about the underlying indices, including methodology and constituents.)

Ticker	HOLDRS Trust	Market Vectors ETF	Market Vectors Index

		See links for prospectus	See links for index information.
filings.
HOLDRS/ETFs INCLUDED IN EXCHANGE OFFERS:

OIH	Oil Services	Oil Services ETF	US Listed Oil Services 25 Index
(MVOIHTR)
SMH	Semiconductor	Semiconductor ETF	US Listed Semiconductor 25
Index (MVSMHTR)
PPH	Pharmaceutical	Pharmaceutical ETF	US Listed Pharmaceutical 25
Index (MVPPHTR)
BBH	Biotech	Biotech ETF	US Listed Biotech 25 Index
(MVBBHTR)
RTH	Retail	Retail ETF	US Listed Retail 25 Index
(MVRTHTR)
RKH	Regional Bank	Bank and Brokerage ETF	US Listed Bank and Brokerage
25 Index (MVRKHTR)

About Van Eck Global

          Founded in 1955, Van Eck Global was among the first U.S. money managers helping investors achieve greater diversification through global investing. Today the firm continues this 55+ year tradition by offering global investment choices in hard assets, emerging markets, precious metals including gold, and other specialized asset classes.

          Market Vectors exchange-traded products have been offered by Van Eck Global since 2006 when the firm launched the nation’s first gold mining ETF. Today, Market Vectors ETFs and ETNs span several asset classes, including equities, municipal bonds and other fixed income as well as currencies.

          Van Eck Global also offers mutual funds, insurance portfolios, separate accounts and alternative investments. Designed for investors seeking innovative choices for portfolio diversification, Van Eck Global’s investment products are often categorized in asset classes having returns with low correlations to those of more traditional U.S. equity and fixed income investments.

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Important Disclosure
The information contained in the registration statements for the new ETFs referred to herein is not complete and may be changed. Van Eck may not sell these securities until the registration statements filed with the Securities and Exchange Commission become effective. The prospectus (or Statement of Additional Information) contained in each registration statement is not an offer to sell the securities referenced therein and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This material is neither an offer to buy nor a solicitation of an offer to sell any of the HOLDRS or new ETF shares. The exchange offers will be made only pursuant to the exchange offer documents, which will be distributed to holders of the outstanding HOLDRS and have been filed with the Securities and Exchange Commission (the “SEC”) as part of the Registration Statement. INVESTORS AND SECURITY HOLDERS OF HOLDRS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFERS, INCLUDING THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFERS. SUCH DOCUMENTS ARE AVAILABLE FREE OF CHARGE THROUGH THE WEBSITE MAINTAINED BY THE SEC AT SEC.GOV, BY CALLING THE SEC AT 800.SEC.0330, OR BY DIRECTING A REQUEST TO D.F. KING & CO., THE INFORMATION AGENT, AT 800.290.6424.

All information in this material (other than opinions or expectations) concerning applicable HOLDRS, including their business and operations, was provided by Merrill Lynch & Co., Inc. All information in This material concerning Van Eck ETFs, including its business, operations and financial results, was provided by Van Eck. Information on HOLDRS assets under management and trading volume was sourced from Bloomberg.

Certain statements made in this material that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of Van Eck and the ETFs managed by Van Eck and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Van Eck and the ETFs managed by Van Eck undertake no responsibility to update publicly or revise any forward-looking statements.

Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a new ETF carefully before investing. Please read the prospectus and summary prospectus carefully before investing.

Investors may obtain free copies of the prospectus and summary prospectus, exchange offer documents, and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the prospectus and summary prospectus, exchange offer documents and other documents filed with the SEC may also be obtained after the registration statements become effective by directing a request to: Van Eck Securities Corporation, Distributor, 335 Madison Avenue, New York, NY 10017 or by calling: 800.826.2333 or visiting vaneck.com/etf.

The indexes referred to herein are published by and are the exclusive property of Market Vectors Index Solutions GmbH, which has contracted with Structured Solutions AG to maintain and calculate the Indexes. Structured Solutions AG uses its best efforts to ensure that the Indices are calculated correctly. Structured Solutions AG has no obligation to point out errors in the Indices to third parties.

Van Eck Securities Corporation, Distributor, 335 Madison Avenue, New York, NY 10017